CUMMINS ENGINE COMPANY, INC.
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                           EXHIBIT 10(a)
                           ~~~~~~~~~~~~~
                         TARGET BONUS PLAN
                         ~~~~~~~~~~~~~~~~~

                     Adopted February 11, 1992
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OBJECTIVES:
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The Target Bonus Plan is designed to:

. Reinforce in the minds of Cummins management and other employees the financial objectives of the Corporation.

. Attain and maintain a leadership position for the Corporation in its method of compensating employees consistent with the relative size of the business, the industry in which the business competes and the relative performance of employees.

. Recognize the performance of the Corporation as a whole, maximizing the contributions of the Corporation's various businesses.

.   Reward performance, both team and individual.

The Target Bonus Plan is an incentive plan providing compensation which varies with the financial results of the Corporation.

PHILOSOPHY:
~~~~~~~~~~~

Bonus payments will relate to the importance of the position in influencing Corporate performance, the performance of the Corporation in the fiscal quarter and the performance of the individual in that quarter. Bonus payments are to encourage and promote outstanding decisions and efforts by teams and individuals for the benefit of the Corporation. If the employee team involved in the Target Bonus Plan is successful in obtaining good profitability for the Corporation, they, as a group, should share in their success. The incentive of bonus payments encourages and rewards profitable performance.

DEFINITIONS:
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1.  "Base Salary" means the accumulated salary paid to the
     participant during the applicable Quarter (exclusive of allowances, incentive pay, reimbursed expenses, etc.) as determined in accordance with rules established by the Compensation Committee.

2. "Compensation Committee" means the Committee of the Board of Directors of the Corporation designated to review compensation of officers and directors.

3.  "Corporation" means Cummins Engine Company, Inc.

4. "Participants" means the officers designated by the Compensation Committee and/or other employees as designated by the President or his designee.

5. "PBT" means the net income before interest expense of the Corporation for the quarter as calculated by the Corporate
     Accounting department.

6. "PBT ROS" means PBT divided by net sales of the Corporation for the quarter.

7.  "Plan" means the Target Bonus Plan described herein.

8.  "Plan Year" means the Corporation's fiscal year.

9.  "Return on Equity (ROE)" means Profit After Tax divided by
     Average Net Worth.

10. "Average Net Worth" means the Net Worth of the Corporation as of January 1 of the Plan Year, plus Net Worth of the Corporation as of December 31 of that Plan Year, divided by two (2).

11.  "Profit After Tax" means the Profit After Tax of the
      Corporation for the Plan Year as presented in quarterly or year-end statements prepared for communication with shareholders, and adjusted as deemed appropriate by the President for purposes of calibrating this Plan.

ELIGIBILITY:
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Based on recommendations from management, the Compensation Committee will designate certain officers of the Corporation each year who shall be participants in the Plan, and shall designate the Target Bonus Percentage applicable to such Participants. The Compensation Committee, upon a recommendation from management, shall have the power to change the Target Bonus Percentage of a Participant or remove one or more Participants from the Plan.

Regarding employees other than officers, the Compensation Committee delegates authority as specified in the foregoing paragraph to the President of the Corporation.

TARGET BONUS PERCENTAGE:
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Each Participant in the Plan shall be assigned a distinct Target
Bonus Percentage by the Compensation Committee (if an Officer) or the President (if not an officer) based on the following criteria:

1.  Scope and breadth of the Participant's position.

2.  Opportunity for independent thought and action.

3.  Effect on the Corporation's performance.

4.  Structure of decision making.

5.  Working relationships.

6. Level of incentive compensation prevailing in the industry in which the Corporation competes.

BONUS PAYOUT SCHEDULES:
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Annually a Bonus Payout Schedule will be calculated and made available to Participants. The Bonus Payout Schedule will be calculated to provide PBT ROS which translate to the following levels of Return on Equity (ROE) for that Plan Year:

                              Target ROE
                              Equivalents        Payout Factor
                              ~~~~~~~~~~~        ~~~~~~~~~~~~~

                                   .07                  .1
          Target:                13.8                  1.0
                                 19.2                  2.0

The Target ROE levels and the equivalent PBT ROS Bonus Payout
Schedule may be changed by the Compensation Committee.

The Target ROE Equivalents will be checked periodically to determine if they remain competitively appropriate.

TARGET BONUS:
~~~~~~~~~~~~~

A Target Bonus is obtained for each Participant by multiplying the Base Salary times the Target Bonus Percentage of the Participant. During each Plan Year, the Participant will be informed of his/her Target Bonus Percentage and Base Salary for purposes of the Plan for that Plan Year.

EARNED BONUS:
~~~~~~~~~~~~~

Corporate performance for each quarter in excess of the Target PBT ROS or performance less than the Target PBT ROS will result in an increased or diminished bonus, respectively, from the Target Bonus communicated to the Participant. Earned Bonus will be calculated by multiplying the Target Bonus Percentage times the Base Salary earned in the quarter times the Bonus Factor associated with the actual PBT ROS for that quarter as specified in the Bonus Payout Schedule in effect for that Plan Year.

EXTRAORDINARY CHARGES AND CREDITS:
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

For purposes of determining the Bonus Factor, the Corporate PBT will exclude certain extraordinary charges and credits which occur infrequently and are not a part of normal operating activities.
Some examples of extraordinary charges and credits which would not have an effect on Corporate PBT in calculating Bonus Factor are:

. Gain or loss from disposal of principal operating location or investment;

.  Cost of Early Retirement Incentive programs;

.  One-tine, cumulative Accounting adjustments;

.  Cost of plant closings and operation restructurings.

Some examples of items that are recurrent and normal elements of operating activities and WOULD BE included in Corporate PBT in calculating Bonus Factor are:

. Write-down or write-off of receivables, inventories, equipment leased to others or other intangible assets;

. Gains or losses from exchange or translation of foreign currencies, including those related to major devaluations or revaluations;

. Effects of a layoff of employees and benefits extended as part of a layoff;

.  Adjustments of accruals on long-term contracts.

The President of the Corporation is authorized to make final determination of whether an extraordinary charge or credit is to be included in PBT for purposes of calculating the Bonus Factor, within the above guidelines.

ADJUSTMENT FOR INDIVIDUAL PERFORMANCE:
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

The Earned Bonus will be the bonus paid except in unusual circumstances where poor individual performance justifies a reduced bonus. Unusually outstanding, one-time performance may be rewarded outside of the Plan with monetary citation at the time the outstanding performance is made. These variances must be approved by the President of the Corporation.

OTHER ADJUSTMENTS:
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A Participant during any quarter, as approved by the Compensation
Committee (if an officer) or the President (if not an officer), will be eligible for an Earned Bonus that will be calculated on the basis of the amount of his/her Base Salary earned in that quarter and the Target Bonus Percentage in effect at the end of that quarter.

TERMINATION OF EMPLOYMENT:
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During any quarter that a Participant's employment is voluntarily or involuntarily terminated, including termination due to death, disability or retirement, the amount of the Earned Bonus for that quarter will be paid to the Participant or his/her legal representative or estate, whichever is applicable, at the Bonus
Distribution Date next following that quarter.

BONUS DISTRIBUTION DATE:
~~~~~~~~~~~~~~~~~~~~~~~

Any bonus earned pursuant to this Plan will be distributed as soon as practicable following the determination of PBT ROS. In general, the Bonus Distribution Date should be approximately six (6) weeks following the end of the quarter in which the bonus is earned.

AMENDMENT AND TERMINATION:
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The Board of Directors may at any time amend, modify, alter or terminate this Plan.

MISCELLANEOUS:
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There shall be no bonus pool or cumulative bonus pool.  This Plan is based upon the number of Participants, the Target Bonus Percentages assigned and the number of Participants therein, the PBT ROS and the Bonus Factors assigned thereto and the Base Salaries of the Participants.

Nothing in this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Corporation or affect the right of the Corporation to terminate the employment of any Participant with or without cause.